Exhibit 5.1

Mourant Ozannes 5th Floor Waters Edge Building Meridian Plaza Road Town Tortola, British Virgin Islands T +1 284 852 1700 F +1 284 852 1799

ReTo Eco-Solutions, Inc. c/o Beijing REIT Technology Development Co., Ltd. Building X-702, 60 Anli Road Chaoyang District Beijing, People’s Republic of China 100101

Date: October 3, 2023

Our ref: 8064668/87849924/4

Dear Addressee

ReTo Eco-Solutions, Inc. (the Company)

We have acted as the Company’s British Virgin Islands legal advisers in connection with the prospectus supplement to the Prospectus (defined below) (the Prospectus Supplement) which has been filed with the US Securities and Exchange Commission (the SEC) under the US Securities Act of 1933 (the Securities Act). The Prospectus Supplement relates to the registered direct offering (the Public Offering) of, in aggregate, US$15,000,000 in value of common shares of US$0.01 per share in the Company (the Common Shares).

The Company has asked us to provide this opinion in connection with the Prospectus Supplement and the Public Offering.

1.	Documents, searches and definitions

1.1	We have reviewed a copy of each of the following documents for the purposes of this opinion:

(a)	the Prospectus Supplement;

(b)	the registration statement Form F-3 (File No. 333-267101) (the Registration Statement) filed with the SEC, which was declared effective by the SEC on December 9, 2022;

(c)	a securities purchase agreement dated September 29, 2023 (the SPA) between the Company and FortMount, Inc., Huilongjia International Trade Co., Limited, SevenBull Logistics Limited, Sunspan Inc., Ping Yang, Wenjun Wang, Ye Ren, Ming Gao, Changming Shen, Jiaxin Zhao, Xiaodong Yuan, Youkun Su, Duanwen Zhao, (collectively, the Buyers) in connection with the Public Offering;

(d)	the Company’s certificate(s) of incorporation (the Certificate of Incorporation) and memorandum and articles of association (the M&A) obtained from the Company Search;

(e)	the resolutions in writing of the directors of the Company passed on September 29, 2023 and approving, amongst other things, the issuance of the Common Shares, the Company’s entry into the SPA and the filing of the Prospectus Supplement (the Director Resolutions);

(f)	a certificate of the Company’s registered agent dated September 28, 2023 (the Registered Agent’s Certificate);

(g)	a certified-copy of the Company’s shareholder list dated September 27, 2023 (the Shareholder List); and

(h)	a certificate of good standing for the Company dated October 2, 2023 issued by the Registrar (the Certificate of Good Standing).

1.2	We have carried out the following searches (together, the Searches) in relation to the Company:

(a)	a search of the records maintained by the Registrar that were on file and available for public inspection on October 3, 2023 (the Company Search); and

(b)	a search of the records of proceedings in the BVI Courts available for public inspection contained in the judicial enforcement management system (the electronic register of proceedings) maintained at the registry of the High Court of Justice of the Virgin Islands (the High Court) on October 3, 2023 (the High Court Search).

1.3	In this opinion:

(a)	agreement includes an agreement, deed or other instrument;

(b)	BVI means the territory of the British Virgin Islands;

(c)	BVI Courts means the Eastern Caribbean Supreme Court, Court of Appeal (Virgin Islands) and the High Court (Civil and Commercial Divisions), and BVI Court means any of them;

(d)	Companies Act means the BVI Business Companies Act, 2004 (as amended);

(e)	Company Records means the Certificate of Incorporation, the M&A, the Shareholder List, the Certificate of Good Standing and the Registered Agent’s Certificate;

(f)	executed means (unless the context requires otherwise) that a document has been signed, dated and unconditionally delivered;

(g)	Insolvency Act means the Insolvency Act, 2003 (as amended);

(h)	insolvent has the meaning given in the Insolvency Act;

(i)	non-assessable means, in relation to a Common Share, that the purchase price for which the Company agreed to issue that Common Share has been paid in full to the Company and that no further sum is payable to the Company in respect of that Common Share;

(j)	Prospectus means the prospectus dated December 6, 2022 that forms part of the Registration Statement;

(k)	Registrar means the Registrar of Corporate Affairs appointed under the Companies Act; and

(l)	signed means that a document has been duly signed or sealed.

2.	Assumptions

We have assumed (and have not independently verified) that:

2.1	each document examined by us:

(a)	whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect; and

(b)	was (where it was executed after we reviewed it) executed in materially the same form as the last draft of that document examined by us;

2.2	the SPA has not been signed electronically;

2.3	in approving the issuance of the Common Shares in accordance with the Prospectus Supplement and the SPA, each director of the Company:

(a)	acted or will act honestly, in good faith and in what the director believed or believes to be the best interests of the Company;

(b)	exercised or will exercise the director’s powers as a director for a proper purpose; and

(c)	exercised or will exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances;

2.4	each director of the Company (and any alternate director) has disclosed or will disclose to each other director any interest of that director (or alternate director) in the transactions contemplated by the Prospectus Supplement and the SPA in accordance with the M&A and the Companies Act;

2.5	the Director Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which those resolutions were passed was duly convened, held and quorate throughout;

2.6	each document examined by us that has been signed by the Company:

(a)	has been signed by the person(s) authorised by the Company to sign it;

(b)	(where any signatory is a body corporate) it has been signed in accordance with that body corporate’s constitution and then current signing authorities; and

(c)	has been dated and unconditionally delivered by the Company;

2.7	each party to the SPA has (or will have):

(a)	the capacity and power;

(b)	taken or will take all necessary action; and

(c)	obtained or made (or will obtain and will make) all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute, and perform its obligations under, the SPA;

2.8	the Prospectus Supplement has been duly authorised and approved and the SPA has been, or will be, duly authorised and executed by each party to it;

2.9	there are no documents or arrangements to which the Company is party or resolutions of the Company’s directors or shareholders that conflict with, or would be breached by, any term of the Prospectus Supplement, or which prohibit the Company’s entry into, or performance of its obligations under, the SPA, or the issuance of the Common Shares;

2.10	the Company has executed, or will execute each document and has done, or will do, each other act and thing, that it is required to execute or do under each relevant document in connection with the issuance of the Common Shares (including the Prospectus Supplement and the SPA);

2.11	the Common Shares have been (or will be) issued in accordance with all applicable laws, the M&A and the terms of the Prospectus Supplement, Registration Statement and the SPA;

2.12	the SPA will be in full force and effective and legal, binding and enforceable under all applicable laws at the time that the Common Shares are issued;

2.13	the Registration Statement and any required amendment thereto have all become effective under the Securities Act and the Prospectus and any and all supplements to the Prospectus required by applicable laws have been delivered and filed as required by such laws;

2.14	the Company was not insolvent and will not become insolvent as a result of executing, or performing its obligations under, any document relating to the issuance of the Common Shares (including the Prospectus Supplement and the SPA) and at the time the Company issued (or issues) the Common Shares to each of the Buyers no steps had (or will have) been taken, or resolutions passed, to appoint a liquidator of the Company or a receiver in respect of the Company or any of its assets;

2.15	the Company is not carrying on any financial services business (as defined in the Financial Services Commission Act 2001 (as amended));

2.16	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.17	the choice of the governing law of the SPA has been made in good faith;

2.18	in relation to the Searches:

(a)	all public records of the Company we have examined are complete and accurate;

(b)	all filings required to be made in relation to the Company with the Registrar have been made and there was no information which had been filed that did not appear on the records of the Company at the time of the Company Search; and

(c)	the information disclosed by the Searches was at the time of each search, and continues to be, accurate and complete; and

2.19	the Company Records were, and remain at the date of this opinion, accurate and complete.

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion.

3.1	Status: the Company is registered under the Companies Act, validly exists under the laws of the BVI and is of good standing with the Registrar. The Company is of good standing on the date of issue of the Certificate of Good Standing if it:

(a)	is listed on the register of companies maintained by the Registrar;

(b)	has paid to the Registrar all fees, annual fees and penalties due and payable;

(c)	has, where applicable, filed its annual return (as defined in the Companies Act) in accordance with section 98A of the Companies Act or it is not yet due to file its annual return; and

(d)	has filed with the Registrar a copy of its register of directors which is complete (to the satisfaction of the Registrar as to the requisite information relating to each director and is properly filed) or is not yet due to file its register of directors with the Registrar.

3.2	Issuance of Common Shares: when the issuance of the Common Shares has been specifically authorised by the Company pursuant to the Director Resolutions and the terms of the issuance and sale of the Common Shares have been duly established in conformity with M&A and the Director Resolutions, and when (i) the Common Shares have been issued and delivered as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement in accordance with the SPA, (ii) the Company has received the consideration provided for in the SPA and such consideration per share is not less than the par value per Common Share, and (iii) the name of the respective shareholder is entered in the Company’s register of members, such Common Shares will be validly issued, fully paid and non-assessable.

3.3	High Court Search: the High Court Search does not show any actions or petitions pending against the Company in the BVI Courts at the time of our search.

3.4	Authorised shares: based solely on our review of the M&A, the Company is authorised to issue an unlimited number of shares of a single class each with a par value of US$0.01.

4.	Qualifications and observations

This opinion is subject to the following qualifications and observations.

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, liquidation, moratorium, court schemes and other laws and legal procedures of general application affecting or relating to the rights of creditors.

4.2	Where a director fails, in accordance with the Companies Act, to disclose an interest in a transaction entered into by a BVI company, the transaction is voidable.

4.3	The Company Search will not reveal any document which has not been filed with the Registrar or which was filed but was not registered or did not appear on the Company’s file at the time of the Company Search.

4.4	The High Court Search will not reveal (among other things) if there are any:

(a)	proceedings or appointments that have not been filed or that have been filed but have not been recorded in the High Court’s judicial enforcement management system;

(b)	proceedings commenced prior to 1 January 2000 if no document has been filed since that date;

(c)	proceedings against the Company that have been threatened but not filed;

(d)	files that have been sealed pursuant to a court order; or

(e)	arbitration proceedings in which the Company is a defendant or respondent.

4.5	The Insolvency Act requires a receiver appointed in respect of a BVI company (or any of its assets) to file a notice of appointment with the Registrar and (if the company is or has been a regulated person (as defined in the Insolvency Act)) with the British Virgin Islands Financial Services Commission. If the receiver fails to do so, the receiver will be guilty of an offence and liable to a fine. This does not, however, invalidate the receiver’s appointment.

4.6	The BVI Courts may not enforce the terms of the SPA if it was signed by a BVI company electronically.

5.	Limitations

5.1	This opinion is limited to the matters expressly stated in it and it is given solely in connection with the Prospectus Supplement and the issuance of the Common Shares.

5.2	For the purposes of this opinion, we have only examined the documents listed in paragraph 1.1 above and carried out the Searches. We have not examined any term or document incorporated by reference (including any agreement), or otherwise referred to, whether in whole or part, in the Prospectus Supplement and we offer no opinion on any such term or document.

5.3	We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than the BVI or the effect of the Prospectus Supplement under those laws. In particular, we express no opinion as to the meaning or effect of any foreign statutes referred to in the Prospectus Supplement.

5.4	We assume no obligation to advise the Company (or any person we give consent to rely on this opinion) in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.

6.	Governing law

This opinion, and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, BVI laws in force on the date of this opinion.

7.	Consent

7.1	This opinion may only be used in connection with the offer and sale of the Common Shares while the Registration Statement is effective.

7.2	We consent to:

(a)	the filing of a copy of this opinion as Exhibit 5.1 to the Form 6-K, which will be incorporated by reference into the Company’s registration statement on Form F-3, as amended (File No. 333-267101); and

(b)	reference to us being made in the section of the Prospectus Supplement under the heading Legal Matters and elsewhere in the Prospectus Supplement.

In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated by the SEC under the Securities Act.

Yours faithfully

Mourant Ozannes